UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐                      Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under §240.14a-12

TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NexPoint Advisors Commences Litigation Against TICC Capital Corp.; Further Enhances its TICC Capital Corp. Advisory Proposal

DALLAS, October 9, 2015 /PRNewswire/ -- NexPoint Advisors, L.P. ("NexPoint") announced today that it has commenced litigation in the United States District Court in Connecticut against TICC Capital Corp. (the "Company" or “TICC”) (NASDAQ: TICC), its Board of Directors (the “Board”) and the President of the Company based on what we believe are clear violations of Maryland law and federal securities law to ensure that stockholders will not be stripped of their voting rights and denied the opportunity to vote on NexPoint’s director nominees at the October 27 special meeting of stockholders (the “Special Meeting”).

In addition, NexPoint is further enhancing its proposal to assume management of TICC to include support for a tender offer or share repurchase program of between $50 million and $100 million in the event NexPoint’s management proposal is implemented by the Company and its stockholders. This matches the support announced by Benefit Street Partners (“BSP”) resulting in our proposal continuing to offer considerably better economics for stockholders, including $45 to $50 million of incremental value over the next 10 years1.

We view BSP’s recent press release as a desperate attempt to divert stockholder attention from the key issue at hand, which is that, under BSP’s management proposal, initially as much as $132 million and now at least $60 million (which was solely reduced as a result of our superior bid in favor of stockholders), in our estimation, is being paid to current management of the Company, rather than to the proper beneficiaries: the Company’s stockholders. In contrast, our proposal offers stockholders $45-50 million in savings over the next 10 years1 compared to the BSP proposal and does not involve any payments to the current management, which we believe is the source of their enmity towards our proposal and refusal to meaningfully engage us in discussions.

We continue to be gravely concerned with the ongoing deception and misconduct of the Company and the Board in our view. On September 11, we validly nominated a competing slate of six highly qualified director candidates for election at the Company’s Special Meeting. We previously reported how the Secretary of the Company attempted to evade service of our nominations in an apparent effort to disenfranchise stockholders. Finally, on October 5, 2015, the Company outrageously informed stockholders that our director nominees were ineligible and that voting for our slate would be “wasting their votes.”

In our view, the Company and its insiders are attempting to steal the election by refusing to recognize our valid and highly qualified alternative slate of independent board candidates. Moreover, we believe they have attempted to rig the election so that their director nominees are guaranteed to win, because even a single vote cast in favor of the management slate will ensure its election in an uncontested race. We have commenced litigation against the Company, its Board and President because we believe the Company’s actions clearly and deliberately violate Maryland law and Section 14(a) of the Exchange Act of 1934, as amended (“Section 14(a)”).

We believe the Company and its insiders are engaging in a campaign of election fraud to ensure stockholder approval of a transaction structured to personally enrich several of them at the expense of stockholders by as much as $60 million. To complete that transaction, the Company and its insiders need to both have their candidates elected to the Board at the Special Meeting, and to have stockholders vote to approve the transaction.

The Company and its directors have also, in our view, made materially false statements and omissions intending to unfairly secure stockholder approval of the transaction. The Company and its insiders are asking for stockholder

1 Based on the Company's AUM as of June 30, 2015.

approval of the transaction without disclosing the massive financial interest certain insiders have in the transaction, and without disclosing why the directors decided to reject a competing offer from NexPoint which creates more immediate and long term value for stockholders. These misstatements and omissions also violate Maryland law and Section 14(a) in our view.

We see this as boiling down to self-interested corporate insiders colluding to manipulate the electoral process to implement a transaction that fleeces and disenfranchises stockholders under the guise of a sham approval process where freedom of choice is eliminated and essential information is withheld. As one prominent industry analyst observed, facts are “grossly misstated (at best)” in the Company’s recent presentation to stockholders, and this analyst further concluded that “presentations like the one provided by TICC’s board make us sad for the BDC industry. And our hope is this will change, and change for the better.”2 NexPoint Advisors is striving to effectuate that change at TICC by protecting stockholder interests through all available means and offering a proposal that is focused on delivering value to the stockholders of the Company.

We firmly believe that the Company’s and its insiders’ continued misconduct cannot stand, and through our continued advocacy we plan to be the harbinger of change. We remain fully committed to defending the interests of, and maximizing the value for, TICC’s stockholders, and urge stockholders to protect their interests and the value of their shares by voting:

•	“AGAINST” the Company’s proposals related to the BSP transaction;

•	“FOR” each of NexPoint’s six director nominees; and

•	“AGAINST” the Company’s proposal to adjourn the Special Meeting in the event that a quorum is present and the Company’s proposals do not receive sufficient votes.

For further information regarding our proposals, please visit NexPoint’s website at www.timetochangeticc.com.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It

NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN

2 TICC: People Who Live In Glass Houses Shouldn't Make PowerPoints, Equity Research Report, Wells Fargo Securities, LLC, October 7, 2015.

THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card will be mailed to all stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock3 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer

3 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.

Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact

D.F. King & Co., Inc.

Stockholders 866-416-0556

Bank and Brokers 212-269-5550

TICC@dfking.com

###